Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of August 28, 2018 by and Second Sight Medical Products, Inc., a California corporation (“Company”) and Patrick Ryan (“Executive”), whose address is 169 Pape Avenue, Toronto, Ontario M4M 2W1, Canada with reference to the following:

A.     Second Sight Medical Products is a medical device company that is in the business of developing, manufacturing, and marketing implantable prosthetic devices to restore functional vision to blind patients.

B.     Executive is a professional manager with multiple years of senior experience in general management, manufacturing, quality assurance, research and development, and information technology (IT) at medical device companies.

C.     Company desires to employ and retain services of the Executive and Executive desires to render his services to the Company on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:

1.	At-Will Employment.

1.1     At-Will. Subject to the provisions of this Section 1.1,

(a)

Company hereby employs Executive and Executive accepts such employment on an at-will basis which means that either party can terminate the employment relationship at any time with or without cause. Executive’s start date shall commence as soon as possible, but no later than September 1, 2018 (the “Start Date”).

(b)

Executive’s employment with Company is contingent upon a successful completion of a background screening and post-employment drug screen, along with Executive’s ability to meet the requirements of the Immigration Reform and Control Act (1996). In order to comply with this legal obligation, Executive must provide proof of his eligibility to work legally in the United States of America and complete an Employment Eligibility Verification form (I-9) within three days of hire.

2.	Titles and Responsibilities; Exclusivity.

2.1     Title and Responsibilities.

(a)     Executive shall serve as Chief Operating Officer (“COO”) of Company and shall report to the Chief Executive Officer of the Company (the “CEO”).

(b)     Subject to applicable law and except to the extent (if at all) as may be otherwise set forth herein in this Agreement, or in the “Articles” or “Bylaws” of the Company (such Articles and Bylaws hereinafter referred to as the “Company Governing Documents”) Executive shall have: (i) the executive powers and authority which are necessary to enable him to discharge his duties as Chief Operating Officer of the Company and (ii) all authority and discretion relating to such COO position with respect to the day to day management and operations of the Company.

(c)     Subject to applicable law and except to the extent (if at all) otherwise set forth in the Company Governing Documents, Executive shall interact with the CEO to understand strategic priorities and creatively identify and execute plans to lead the Company and have the authority, power and discretion to (i) manage and control of daily operations and provide day-to-day leadership to manufacturing, quality assurance, research and development, and IT departments in accordance with practices appropriate within the industry, (ii) set goals for performance and growth to drive the company to achieve and surpass sales, profitability, cash flow and business goals and objectives, (iii) contribute to building a strong and stable workforce and promote company culture and vision, (iv) develop and implement plans for the operational infrastructure of systems, policies, processes, and staff, (v) recruit, retain and continuously train, coach and mentor managers and team members to increase productivity, (vi) make decisions regarding those matters, and perform any and all other acts or activities customary or incident to a public company’s chief operating officer duties relating to the management of the Company’s business and to cause all of the foregoing through appropriate officers, employees or agents of the Company.

2.2     Exclusivity. Executive shall in good faith and consistent with his ability, experience and talent perform his duties, and shall devote all of his business time and efforts to the performance of such duties; provided, however, that Executive may, so long as such activities do not interfere or conflict with Executive’s duties hereunder, (i) devote time to his personal investments; (ii) serve on the boards of, and otherwise render services to, non-profit, civic, charitable or political businesses or organizations; (iii) serve on the boards of for-profit businesses or organizations, so long as (A) such business or organization is not engaged in activities competitive with the Company’s business, (B) Executive notifies the CEO in writing of each such board on which Executive is serving and (C) such business or organization fully indemnifies Executive for his acts and omissions committed while serving as a director thereof; and (iv) continue to provide services to those entities set forth on Schedule A attached hereto (the “Approved Entities”) to the extent and limit that Executive previously provided such services, but only to the extent the provision of such services is not in conflict with, in derogation of and does not materially interfere with, in any way, Executive’s duties and responsibility to the Company, as shall be determined by the CEO (all of the foregoing clauses (i) through (iv) being, the “Approved Activities”). Schedule B attached to this Agreement shall also contain: (x) holdings of at least 5% or more that Executive beneficially owns or controls directly or indirectly in any company whose shares are eligible to trade in any domestic or foreign securities market; and (y) any holding that Executive beneficially owns or controls directly or indirectly in any other company or enterprise that competes with the Company; and shall also set forth (v) all activities, work or consulting not set forth on Schedule A that Executive performs for others. Executive will promptly notify the CEO and the Board of the Company of any changes or modifications to the foregoing as they occur, but in any event not later than ten (10) days thereafter (the foregoing clauses (x) through (z) being, the “Noticed Holdings and Payments”).

3.           Compensation and Benefits. Company shall pay and/or provide the following compensation and benefits to Executive during the term hereof, and Executive shall accept the same as payment in full for all services rendered by Executive, in his capacity as an officer of Company, to or for the benefit of Company:

3.1     Annual Salary. An annual base salary of at least $310,000 paid in accordance with the payroll practices of the Company for its executives, but no less frequently than in monthly installments and subject to such increase(s) as the Board may hereafter approve.

3.2     Options. Upon approval by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board, which shall occur as soon as practicable in connection with Executive’s start date, Executive will be issued an option to purchase 500,000 shares of common stock according to an option agreement in such form as customarily used in connection with the Company’s 2011 Equity Incentive Plan (the “Plan”). The strike price of these options will be based on the closing price per share of the Company’s stock on the Nasdaq at the close of business on the Executive’s option grant date. The options will vest twenty five percent (25%) on the first anniversary of the grant date, and thereafter in twelve equal installments of six and one quarter percent (6.25%) on the next twelve quarterly anniversaries of the grant date. In the event of a Change in Control, as defined below, the vesting of all outstanding option awards shall fully accelerate automatically immediately prior to the consummation of the Change in Control and awards may either be assumed or substituted for or be cancelled in exchange for consideration. If options will be not assumed or substituted for, the Compensation Committee of the Board must provide written notice not less than 15 days prior to the effective date of the proposed Change in Control.

3.3     Bonus. Executive shall be eligible to receive an annual bonus each year, with the amount of such bonus to be determined in the Board’s sole discretion, subject to and as further noted below in Section 3.4.

3.4     Benefit Package and Bonus Details. Executive shall be entitled to the following benefits:

●	Three weeks paid vacation annually, which shall be based on an accrual basis
●	Paid sick time per company policy
●	Paid holidays per company policy
●	Paid life insurance per company policy of not less than $350,000
●	Short and long-term disability insurance
●	401K tax-sheltered savings plan
●	Group health, dental and vision insurance for Executive and Executive’s eligible dependents paid with employer and employee contributions
●	Voluntary Employee Stock Purchase Plan
●	Executive Medical Reimbursement Plan
●	A flexible spending account per Company policy.

●

Signing bonus in the amount of $60,000 (the “Signing Bonus”) net of taxes to cover one-time expenses to include relocation to Southern California. In the event Executive, during the initial 24 months from the Start Date, (i) voluntarily terminates his employment with the Company (prior to a Change in Control or without Good Reason after a Change in Control) or (ii) is terminated for Cause, Executive shall promptly, within 10 calendar days from the last day of employment, repay the Signing Bonus to the Company (i) in full, if such termination occurs prior to midnight on August 31, 2019and repay (ii), 50% of the Signing Bonus if termination for Cause occurs after August 31, 2019 but no later than midnight on August 31, 2020.

●

Company will reimburse Executive for reasonable commuting costs (personal car mileage, train, hotel/apartment and rental car expenses). Company will also reimburse Executive for reasonable airline flights between Toronto and Southern California for up to 90 days from the Start Date.

With respect to Executive’s annual bonus opportunity, Executive will be eligible to participate in the Company’s annual bonus program. In this connection, Executive will be eligible for an annual cash bonus of up to 35% of his annual base Salary, or a portion thereof, depending on whether and to what extent specified Company goals are met at the end of the calendar year as well as such other criteria as the Board in its sole discretion shall determine. For 2018, the annual bonus, if any, will be pro-rated based on the number of months the Executive provided his professional services to the Company. The bonus incentive program is provided at the discretion of the Board and may be changed, eliminated or otherwise modified at any time.

All compensation payable to Executive hereunder shall be subject to such deductions for payments to be made to federal, state or local taxing authorities as Company is from time to time obligated to make pursuant to law, governmental regulations or order. All items covered in this Section 3.4 are subject to change on an annual basis, except that the bonus incentive program is made available at the discretion of the Board and may be changed, eliminated or modified at any time as noted above.

4.           Representations and Warranties. Executive represents and warrants to Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of Company or hereunder, (b) Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement, and (c) this Agreement constitutes the valid and binding obligation of Executive, enforceable by Company and against Executive in accordance with its terms (subject to laws in effect with respect to creditors’ rights generally and applicable principles relating to equitable remedies). The Company represents and warrants to Executive that (a) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized by the Company and no further action on the Company’s part is necessary to authorize this Agreement and the performance of such obligations, and (b) this Agreement constitutes the valid and binding obligation of the Company, enforceable by Executive against the Company in accordance with its terms (subject to laws in effect with respect to creditors’ rights generally and applicable principles relating to equitable remedies).

5.	Insurance and Indemnification.

5.1     D&O Insurance. Company shall, at its cost, provide insurance coverage to Executive with respect to (i) director’s and officer’s liability, (ii) errors and omissions and (iii) general liability, which shall be no less favorable to Executive than that provided by the Company to any other officer or to any director.

5.2     Indemnification. Company shall indemnify Executive and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorney’s fees and expenses) arising out of or relating to any acts, or omissions to act, made by Executive on behalf of or in the course of performing services for the Company to the same extent provided by the Company to other officers and directors as in effect on the date of this Agreement, provided that the indemnity afforded by the Company shall never be greater than that permitted by applicable law. If any claim, action, suit or proceeding is brought, or claim relating thereto is made, against Executive with respect to which indemnity may be sought against the Company pursuant to this section, Executive shall notify the Company in writing thereof, and the Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Executive.

6.	Termination.

6.1     Termination by the Company without Cause. Company may terminate Executive’s employment with or without Cause (as defined in Section 6.2 below) at any time during the period of Executive’s employment. If Company terminates Executive’s employment without Cause, Company shall, immediately after the Termination Date (as defined in Section 6.6 below), pay to Executive (i) 12 months of his base Salary, (ii) annual target cash incentive bonus, in effect on the date of the Executive’s separation from the Company, (iii) an amount equal to a prorated portion of his target annual bonus for the portion of the calendar year completed prior to the Termination Date, and shall also pay Executive any amount equal to up to twelve (12) months on an after-tax basis, of the portion of the Executive’s applicable Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), premiums for such coverage that exceeds the amount that the Executive would have incurred in premiums for such coverage under the Company’s health plan if then employed by the Company; provided, however, the Company’s obligation shall only apply to the extent COBRA coverage is elected and in effect during such period for a period of 12 months in equal monthly installments following such termination (together the "Severance Payments"). Severance Payments made to Executive shall be in addition to any other benefits earned by Executive or to which Executive was entitled prior to such termination without Cause including, without limit, any vested stock options, any already earned but unpaid bonus for a prior completed year, any earned but unused vacation days, and the prompt reimbursement of any expenses incurred by the Executive on behalf of the Company prior to termination of employment, and any pro-rated bonus. A termination by the Executive for Good Reason shall be treated the same as a termination by the Company without Cause. “Good Reason” shall include, (a) Executive’s resignation from employment with the Company after the occurrence of any of the following events without Executive’s consent; (b) a material diminution in the Executive’s duties, title, or responsibilities from the duties, title, or responsibilities as of immediately prior to a Change in Control, provided, that a material diminution of the Executive’s duties, title, or responsibilities shall not be deemed to occur solely because the Company, through a Change in Control, has become a part of a larger organization; (c) a material reduction in the Executive’s Base Salary from the Base Salary as of immediately prior to a Change in Control; (d) a relocation of the Executive’s primary place of employment to a geographic area that increases the commute of the Executive by more than thirty-five (35) miles from the primary place of employment immediately prior to a Change in Control; or (e) failure of any successor corporation (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, that the foregoing events shall not be deemed to constitute Good Reason unless (i) the Executive has notified the Company in writing of the occurrence of such event(s) within sixty (60) days of such occurrence, (ii) the Company has failed to have cure such event(s) within thirty (30) days of its receipt of such written notice, and (iii) the Executive terminates employment within thirty (30) days of such failure of the Company to cure.

6.2     Termination for Cause. Termination for “Cause” shall mean termination because of Executive’s (a) willful misconduct or habitual neglect in the performance of his duties under this Agreement, (b) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any felony, (c) material breach of any material provision of this Agreement that remains uncured ten (10) days following written notice thereof from the Company to Executive , unless such breach is of a kind not susceptible to cure within such ten (10) day period, in which case Executive shall have used his commercially reasonable effort to commence cure of such breach within such ten (10) day period and shall have cured such breach no later than the thirtieth (30th) day following such written notice by the Company, (d) material violation of Company’s policies, the violation of which by other management employees would be grounds for termination of such other management employees, and that remains uncured ten (10) days following written notice thereof from the Company, unless such violation is of a kind not susceptible to cure within such ten (10) day period, in which case Executive shall have used his commercially reasonable effort to commence cure of such violation within such ten (10) day period and shall have cured such violation no later than the thirtieth (30th) day following such written notice from the Company, (e) Executive’s perpetration of an intentional and knowing fraud against or affecting the Company, or any customer, agent, or employee thereof, or (f) material dishonesty, moral turpitude, fraud or misrepresentation with respect to his material duties under this Agreement. For purposes hereof, no act or failure to act on Executive’s part shall be “willful” unless done or omitted not in good faith and without actual belief that the action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a written statement to the effect that Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause which have not vested or been earned as of the Termination Date. Executive shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date for Cause, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

6.3     Termination by Executive. If Executive terminates his employment with the Company for any reason other than Good Reason set forth in Section 6.1 hereof or if Executive’s employment is terminated as a result of his death, the Company shall pay to Executive, or in the event of his death, his beneficiary or beneficiaries or his estate, as the case may be, the Salary and prorated annual bonus, less taxes required to be withheld and other applicable withholdings, earned but unpaid pursuant to Sections 3.1, 3.3 or 3.4 hereof through the Termination Date and the value of any earned but unused vacation time due to Executive at the Termination Date. Any such payments due Executive, under this Section 6.3 shall be paid within three business days following the Termination Date, unless the termination of Executive's employment was due to his death, in which case, such payment shall be made promptly but no later than thirty (30) days after the Termination Date. Executive, or, in the event of Executive's death, Executive's beneficiary or beneficiaries, shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. Executive, or, in the event of Executive's death, Executive's beneficiary or beneficiaries, shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

6.4     Termination for Disability. If Executive becomes subject to a mental or physical condition that, in the opinion of the Board, with or without reasonable accommodation, renders Executive unable or incompetent to carry out his work responsibilities or duties which Executive had at the time such condition was incurred, (i) which has existed for at least 45 days and (ii) which in the opinion of a physician selected by the Board may be expected to last for an indefinite duration or for a duration in excess of three (3) months (a “Disability”), Company may terminate Executive’s employment hereunder as of the Termination Date specified in a written notice of termination from Company to Executive. If Executive’s employment is terminated by the Company pursuant to this Section 6.4, the Company promptly following the Termination Date shall pay to Executive, less taxes required to be withheld and other applicable withholdings, the Salary through the Termination Date and any earned but unused vacation time due to Executive at the Termination Date. In addition, Executive shall be entitled to receive benefits based on Company’s applicable disability plans then in effect. Executive shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. Executive shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

6.5     Termination on Change in Control.

In the event of a Change in Control of the Company (as defined below) during period of Executive’s employment and termination without cause by buyer or a voluntary resignation for Good Reason, the Executive shall be entitled to the benefits set forth in Section 6.1 above. For purposes of this Agreement, a “Change in Control” of Company shall mean the occurrence of any of the following:

(a)

The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; provided, however, that a Change in Control shall not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of a public offering of the Company’s securities or any financing transaction or series of financing transactions;

(b)

The consummation of a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or its parent) immediately after such merger or consolidation;

(c)

A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger;

(d)

The sale, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity (or its parent) immediately after such transaction(s); or

(e)

Individuals who, as of the Start Date, constitute the Board (the “Incumbent Board”) (together with any new directors whose election by such Incumbent Board or whose nomination by such Incumbent Board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Incumbent Board then in office who either were members of such Incumbent Board or whose election or nomination for election was previously so approved but excluding new directors elected in connection with an actual or threatened proxy contest) cease for any reason to constitute a majority of the members of such Board then in office.

6.6     Termination Date. Any termination of Executive’s employment hereunder pursuant to this Article 6, other than a termination as a result of Executive’s death, shall be effected by written notice of termination. Any written notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated. The effective date of any such termination (the “Termination Date”) shall be as follows: in the event of a termination due to Executive’s death, the date of such death. In the event of termination for any reason other than Executive’s death, the date specified in the written notice of termination which in no event shall be prior to the date of delivery of such notice.

6.7     D&O Coverage Rights after Termination of Employment. In the event of the termination of Executive’s employment, Executive shall continue to be covered by the insurance coverages referred to in Section 5.1 above with respect to any liability claims and defense expenses relating to actions or inactions that occurred while Executive was an employee of the Company, on a basis no less favorable to Executive than that provided by the Company to any other officer or any director. In addition, in the event of such a termination, Executive shall also be fully covered, to the maximum extent permitted by law, by any D&O indemnification coverages provided by the Company to its officers and directors for a term at least as long as that provided to the Company's Chief Executive Officer after termination of employment.

7.	Confidentiality.

7.1     Nondisclosure. Executive acknowledges that in the course of employment with the Company, Executive will have access to and will learn confidential information concerning the Company and its Affiliates. Confidential information includes, but is not limited to: (a) information about the Company’s and its Affiliates' customers and suppliers, the terms and conditions under which the Company or its Affiliates deal with customers and suppliers, pricing information, financing arrangements, research materials, manuals, computer programs, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Company and its Affiliates, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated in writing by the Company or its Affiliates as confidential or that Executive knows or should know is confidential; (b) information provided by third parties that the Company or any of its Affiliates is obligated to keep confidential; and (c) all other proprietary information of the Company or any of its Affiliates. Executive acknowledges that all confidential information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive in connection with employment by the Company. Executive agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company except as required by law or in connection with the performance of his duties. Executive agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Executive for the Company. Executive agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all reasonable steps necessary or requested by the Company to ensure maintenance of the confidentiality of the confidential information. Executive agrees in addition to the specific covenants contained herein to comply with all of the Company’s policies and procedures for the protection of confidential information.

7.2     Exclusions. Section 7.1 shall not apply to the following information: (a) information previously, now or hereafter voluntarily disseminated by the Company or its Affiliates to the public or which otherwise becomes part of the public domain through lawful means; (b) information known to Executive prior to Executive’s employment with the Company; (c) information received by Executive from third parties not known by Executive to be subject to a confidentiality agreement with the Company or its Affiliates; or (d) information which is not principally derived from the business plans and activities of the Company or its Affiliates.

7.3     Confidential Proprietary and Trade Secret Information of Others. Executive represents that he has disclosed to the Company any commitment to which Executive is or has been a party regarding the confidential information of others and Executive understands that Executive’s employment by the Company will not require Executive to breach any such agreement. Executive will not disclose such confidential information to the Company nor induce the Company to use any trade secret proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

7.4     No Unfair Competition. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s or its Affiliates' confidential information (as described in Section 7.1 above and subject to the exceptions set forth in Section 7.2 above) obtained by Executive by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Company or its Affiliates either during his employment at the Company or at any time thereafter.

8.	Company’s Ownership in Employee’s Work.

8.1     Company’s Ownership. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during and in connection with Executive’s employment with the Company, either alone or jointly with others, that are conceived or developed on the Company’s time and using the Company’s facilities, and that relate to the Company and its business shall be owned exclusively by the Company, and Executive hereby assigns to the Company all Executive’s right, title, and interest in all such intellectual property. Executive agrees that the Company shall be the sole owner of all domestic and foreign patents and all rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights referred to above, including, without limitation, the execution of any assignments, patent applications, or other documents that the Company may reasonably request relating thereto. This provision is intended to apply only to the extent permitted by applicable law.

8.2     Return of Company’s Property and Materials. Upon termination of employment with the Company, Executive shall deliver to the Company all Company property and materials that are in Executive’s possession or control, including any information described as confidential information pursuant to this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how of Company, subject, with respect to confidential information, to the exceptions stated in Section 7.2 above.

8.3     Ventures. If Executive, during employment with the Company, is engaged in or associated with the planning or implementation of any project, program, or venture involving the Company and any third parties, all rights in the project, program, or venture shall belong to the Company, and Executive shall not be entitled to any interest therein or to any commission, finder's fee, or other compensation in connection therewith other than the salary and other benefits to be paid or provided to Executive as provided in this Agreement unless otherwise expressly mutually agreed in writing by the Company and Executive.

9.           General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

10.	Non-Solicitation.

10.1     Executive agrees, in consideration of the Company’s agreeing to obligate itself to make the Severance Payments on the terms and subject to the conditions set forth herein, Executive, except as may be otherwise expressly set forth herein, will not during the Restricted Period (as defined below):

(a)     directly or indirectly knowingly solicit any person who is a current or prospective customer of the Company in respect of any Restricted Business (as defined below), except on behalf of the Company; or

(b)     knowingly induce or attempt to induce (other than in connection with a Board-approved reduction in force) any employee of the Company to terminate his or her association with the Company, or, except on behalf of the Company, knowingly solicit any such employee as an independent contractor, employee or other service provider, provided that a published general solicitation ad shall not be treated as a solicitation for this purpose.

For purposes hereof, “Restricted Business” means, collectively, the specific businesses engaged in by the Company as of the date hereof or during the period of Executive’s employment and, “Restricted Period” means the period starting with such date as Executive’s employment hereunder is terminated for any reason and ending 12 months from such termination.

11.	Miscellaneous.

11.1     Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.

11.2     No Assignment. This Agreement may not be assigned by the Company or Executive without the prior written consent of the other party (which consent may be granted or withheld by such person in its sole and absolute discretion), and any attempt to assign rights and duties without such written consent shall be null and void and of no force and effect. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.3     Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Executive’s termination of employment, irrespective of any investigation made by or on behalf of any party.

11.4     Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

11.5     Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

11.6     Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

11.7     Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, telecopied, sent by courier or other express private mail service, by email, or mailed by certified, registered or express United States mail postage prepaid, and shall be deemed given upon receipt if delivered personally, telecopied, delivered by email, or sent by courier or other express private mail service, or if mailed when actually received as shown on the return receipt. Notices shall be addressed as follows:

(a) If to the Company, to:

Second Sight Medical Products, Inc. 12744 San Fernando Road Suite 400 Sylmar, California 91342 Telephone: (818) 833-5000 Facsimile: (818) 833-5067

With a copy (not constituting notice) to:

Aaron A. Grunfeld Law Offices of Aaron A. Grunfeld & Associates 11111 Santa Monica Boulevard, Suite 1840 Los Angeles, California 90025 Telephone: (310) 788-7577

(b) If to Executive, to:

Patrick Ryan

Either party may change its address (and/or the above “copy to” information) for purposes of this Section by giving to each other, in the manner provided herein, a written notice of such change.

11.8     Severability. All sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein.

11.9     Applicable Law. This Agreement is made with reference to the laws of the State of California, shall be governed by and construed in accordance therewith, without regard to conflict of law principles, and any court action brought under or arising out of this Agreement shall be brought in any competent court within the State of California, County of Los Angeles, or such other courts in the State of California wherein the principal place of business of Company is located.

11.10     Arbitration. The parties hereto agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement shall be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS/ENDISPUTE’s Comprehensive Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE’s panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they shall participate in the arbitration in good faith. The provisions of this Section 11.10 may be enforced, consistent with Section 11.9, by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party against whom enforcement is ordered. All arbitration proceedings shall be held in Los Angeles, California.

11.11     Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

11.12     Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

11.13     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

11.14     Amendments; Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by (a) the party against whom enforcement of any such amendment, supplement, modification or waiver is sought, and (b) the Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto or the Company, shall be deemed to constitute a waiver by the Person taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto and/or the Company of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto and/or the Company to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Person preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.15     Compliance with IRC Section 409A. All rights hereunder which Executive has with respect to separation pay compensation and benefits, including Severance Payments and any other benefit made to Executive with respect to Termination with Cause or Termination with Good Reason (collectively “Severance Package”), are intended to comply with the requirements of Section 409A of the Internal Revenue Code, as amended to date (the “IRC”) and the regulations thereunder (“Section 409A”), and shall in all respects be administered in accordance with Section 409A.

Notwithstanding anything in this Agreement to the contrary, payments that are subject to Section 409A may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption.

If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or other in-kind benefits shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the applicable Treasury Regulations.

Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the applicable Treasury Regulations will not constitute Deferred Payments for purposes of this provision.

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the applicable Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this provision.

For this purpose, unless and until IRC Section 409A is amended, the “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based on the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his separation from service as determined under Treas. Reg. Section 1.409A-1(b)(9)(iii) and any IRS guidance issued with respect thereto, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to IRC Section 401(a)(17) for the year in which the Executive’s separation from service occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

11.16     No Mitigation or Offset Obligations. Executive will not be required to mitigate the amount of any severance or other payment contemplated by this Agreement, nor will any future earnings that Executive may receive from any other source reduce or otherwise offset any such severance or other payment payable under this Agreement.

11.17     Compliance with IRC Sections 280G and 4999. In the event that the cash severance, any accelerated equity vesting or payouts and other benefits provided for in this Agreement or otherwise payable to Executive following a Change in Control (together the “CIC Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits, accelerated equity vesting or payouts and/or other benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent as would result in no portion of such CIC payments being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing (a) or (b) approaches, taking into account the applicable Federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of such severance benefits, accelerated equity award vesting or payouts and other benefits, notwithstanding that all or some portion of such severance benefits or such other items may be taxable under Section 4999 of the Code.

If a reduction in the severance and other benefits and/or accelerated equity award vesting or payouts constituting “parachute payments” is necessary so that no portion of such severance benefits and such payouts is subject to the excise tax under Section 4999 of the Code (because that will maximize the amounts payable to Executive after such taxes), the reduction will occur in the following order: (a) reduction of the cash severance payments; (b) cancellation of accelerated vesting of equity awards; and (c) reduction of continued employee benefits.

In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

A nationally recognized certified public accounting firm selected by the Company or such other person or entity on which the parties mutually agree (the “Certifying Firm”) will perform the foregoing calculations related to the Excise Tax. The Company will bear all expenses with respect to the determinations by the Certifying Firm required to be made hereunder.

For purposes of making the calculations required by this Section, the Certifying Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive will furnish to the Certifying Firm such information and documents as the Certifying Firm may reasonably request in order to make a determination under this provision.

The Certifying Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 20 calendar days after the date on which Executive’s right to the severance benefits, accelerated equity award payouts or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Certifying Firm made hereunder will be final, binding, and conclusive upon the Company and Executive

11.18     Release. As a condition of receiving the Severance Package, (i) Executive must timely execute and deliver to the Company a general release and waiver of claims (in a form reasonably acceptable to the Company) within forty-five (45) days of the Executive’s “separation from service” within the meaning of Section 409A, (ii) the Executive must not revoke such release, and (iii) the Executive must comply with the terms and restrictive covenants set forth in the release. Notwithstanding anything to the contrary set forth in this Agreement any payment that would otherwise have been made but that is conditioned upon the execution and effectiveness of the release shall not be made or provided until the sixtieth (60th) day following the date of such qualifying termination. In the event the Executive breaches one or more of such restrictive covenants, the Executive will forfeit any such Severance Package that have not been paid or provided to the Executive and must repay to the Company the amount (or equivalent cash value) of any such Severance Package that have been paid to Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth.

COMPANY

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Will McGuire
Will McGuire, Chief Executive Officer

EXECUTIVE

Patrick Ryan

/s/ Patrick Ryan

Schedule A

Approved Entities

NONE

Schedule B

Approved Activities

NONE

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